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Exhibit 23.1

Consent of Arthur Andersen, Cayman Systems, Inc.'s Independent Accountants

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our report dated October 1, 2001, (except with respect to matters discussed in Note 9, as to which the date is October 12, 2001), on Cayman Systems, Inc. included in this Form 8-K/A. It should be noted that we have not audited any financial statements of Cayman Systems, Inc. subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.

/s/ Arthur Andersen LLP

Boston, Massachusetts
December 17, 2001